EXHIBIT 99.1

NEOGENOMICS, INC

PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Announces Increase in the Maximum Availability

Under its Revolving Credit Facility

Ft. Myers, Florida – March 28, 2012 – NeoGenomics, Inc. (NASD OTC QB: NGNM) announced today that it had reached an agreement with CapitalSource Finance LLC to amend its revolving credit facility. The amendment increased the maximum availability of the facility from $5.0 million to $8.0 million based on eligible accounts receivable and gives the Company the right to request up to two additional $1.0 million increases in such availability in the future. The amendment also provides for a 1.0% per annum decrease in the overall interest rate based on current LIBOR rates and extends the term of the facility through March 26, 2015.

Douglas M. VanOort, Chairman and CEO, commented, “We are very pleased with this amendment as it reduces our interest rate and immediately increases our current cash availability by approximately $2.5 million. Our revenues are growing rapidly, and the resulting increases in accounts receivable are consuming greater amounts of working capital. This amended credit facility will allow us more flexibility with which to operate our business.”

About NeoGenomics, Inc.

NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry. The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, immunohistochemistry, anatomic pathology and molecular genetic testing.

Headquartered in Fort Myers, FL, NeoGenomics has labs in Nashville, TN, Irvine, CA, Tampa and Fort Myers, FL. NeoGenomics services the needs of pathologists, oncologists, other clinicians and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.com.

Interested parties can also access investor relations material from Hawk Associates at http://www.hawkassociates.com or neogenomics@hawk.com and from Zack’s Investment Research at http://www.zacks.com or scr@zacks.com.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company’s periodic filings with the SEC.

For further information, please contact:

NeoGenomics, Inc.	Hawk Associates, Inc.
Steven C. Jones	Ms. Julie Marshall
Director of Investor Relations	(305)-451-1888
(239) 325-2001	neogenomics@hawkassociates.com
sjones@neogenomics.com

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